UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 29, 2002

NUI Corporation
(Exact Name of Registrant as Specified in its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

001-6385	22-3708029
(Commission File Number)	(I.R.S. Employer Identification)

550 Route 202-106, P. O. Box 760, Bedminster, New Jersey 07921-0760
(Address of Principal Executive Offices including zip code)

(908) 781-0500
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or former Address, if Changed Since Last Report)

Item 5.     Other Items

As contemplated by those certain letter agreements, each dated October 11, 2002, among NUI Corporation and its lenders, NUI Corporation has amended its Credit Agreement, dated December 19, 2001, among NUI Corporation, Fleet National Bank, as agent, PNC Bank, National Association, as syndication agent, First Union National Bank, as documentation agent, and the other lenders named therein (the "NUI Corporation Credit Agreement"), and its Credit Agreement, dated December 19, 2001, among NUI Utilities, Inc. ("NUI Utilities"), Fleet National Bank, as agent, PNC Bank, National Association, as syndication agent, First Union National Bank, as documentation agent, and the other lenders named therein (the "NUI Utilities Credit Agreement" and, together with the NUI Corporation Credit Agreement, the "Credit Agreements").

The amendments to both Credit Agreements have removed the requirement to maintain a minimum credit rating, and have added provisions providing for increases in the interest rates and facility fees payable corresponding to credit ratings at and below the credit ratings that were previously required under the Credit Agreements. The NUI Corporation Credit Agreement has also been amended to modify the fixed charge coverage ratio test to allow for the add back of certain one-time non-cash charges associated with NUI Corporation's implementation of SFAS 142 and SFAS 144 with respect to NUI Corporation's investment in TIC Enterprises LLC. In addition, the minimum fixed charge coverage ratio required pursuant to the NUI Corporation Credit Agreement has been amended from 1.75x to 1.50x for quarters ending on or after September 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUI CORPORATION

By: /S/ James R. Van Horn
Chief Administrative Officer, General Counsel & Secretary

Date:  October 29, 2002